CREDIT AGREEMENT
dated as of
July 11, 2008
among
YUM! BRANDS, INC.,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
________________________________________________
BANK OF AMERICA, N.A.
as Syndication Agent

HSBC BANK USA, N.A. and THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agents

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., COOPERATIEVE
CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., FIFTH THIRD BANK, and
U.S. BANK, NATIONAL ASSOCIATION,
                 as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,
as Lead Arranger and Sole Bookrunner

[CS&M Ref. No. 6701-781]

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULES:

Schedule A – Initial Guarantors
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.11 -- Disclosure
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption Agreement
Exhibit B -- Form of Guarantee Agreement
Exhibit C-1 -- Form of Opinion of Mayer Brown LLP
Exhibit C-2 -- Form of Opinion of R. Scott Toop, Esq.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

CREDIT AGREEMENT dated as of July 11, 2008, among YUM! BRANDS, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower, each of the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Borrower or a Subsidiary pursuant to a Permitted Acquisition.

“Act” has the meaning assigned to such term in Section 9.14.

“Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Borrower for such period, adjusted (a) to include (to the extent not otherwise included) the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term Permitted Acquisition, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business) and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term Permitted Acquisition, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business).  For purposes of calculating Adjusted EBITDA for any period, the portion of the Consolidated EBITDA of any Acquired Business that is to be included

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

2

in Adjusted EBITDA for such period that is attributable to the period prior to the date of acquisition of such Acquired Business shall be determined as though all net income of such Acquired Business for such period was distributed to the holders of the Equity Interests of such Acquired Business ratably.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or outstanding Loans, as applicable, represented by such Lender’s Commitment or outstanding Loans, as applicable.  If the Commitments have terminated or expired and all Loans have been repaid, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, or outstanding Loans at the time of repayment, if applicable, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Spread”, as the case may be, as determined in the manner set forth below based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Category	Index Debt Ratings	LIBOR Spread (basis points)	ABR Spread (basis points)
1	A3 / A-	100.0	0
2	Baa1 / BBB+	125.0	25.0
3	Baa2 / BBB	150.0	50.0
4	Baa3 / BBB-	175.0	75.0
5	Ba1 / BB+	225.0	125.0
6	< Ba1 / BB+	250.0	150.0

For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be as set forth in Category 6; (ii) if Moody’s or S&P (but not both) shall have in effect a rating for the Index Debt, then the Applicable Rate shall be based on the rating of the Index Debt by the applicable rating agency; (iii) if both Moody’s and S&P have in effect ratings for the Index Debt and the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the Category numerically lower (i.e., more favorable to the Borrower) of the two ratings unless one of the two ratings is two or more Categories numerically lower (i.e., more favorable to the Borrower) than the other, in which case the Applicable Rate shall be determined by reference to the Category one numerically higher (i.e., less favorable to the Borrower) than the Category numerically lower (i.e., more favorable to the Borrower) of the two ratings; and (iv) if the ratings established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P) (or if either such rating agency that has not been rating the Index Debt establishes a rating therefor), such change (or new rating) shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change (or new rating) shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change (or new rating) in the Applicable Rate shall apply during the period commencing on the effective date of such change (or new rating) and ending on the date immediately preceding the effective date of the next such change (or new rating).  If Moody’s or S&P is rating the Index Debt and its rating system shall change, or if only one such rating agency is rating the Index Debt and it shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means J.P. Morgan Securities Inc., in its capacity as arranger hereunder.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Yum! Brands, Inc., a North Carolina corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$10,000,000.

“Borrowing Multiple” means US$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in U.S. Dollars in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Included Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP (except for the exclusion of Excluded Subsidiaries) and (b) Capital Lease Obligations incurred by the Borrower and its Included Subsidiaries during such period; provided that consideration paid for Permitted Acquisitions shall not be construed to constitute Capital Expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement that would be complied with by similarly situated banks acting reasonably.

“CLO” has the meaning assigned to such term in Section 9.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.02, expressed as an amount representing the maximum principal amount of Loans to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be.  The aggregate amount of the Commitments as of the Effective Date is US$375,000,000.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense of such Person for such period, (b) the aggregate amount of income tax expense of such Person for such period, (c) all amounts attributable to depreciation and amortization of such Person for such period, (d) all non-cash charges and non-cash losses of such Person during such period and (e) all losses from the sale of assets outside the ordinary course of business of such Person during such period and minus, without duplication and to the extent added to revenues in determining such Consolidated Net Income for such period, all gains from the sale of assets outside the ordinary course of business of such Person during such period, all as determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP (except, in the case of the Borrower, for the exclusion of Excluded Subsidiaries).  Unless the context otherwise requires, references to “Consolidated EBITDA” are to Consolidated EBITDA of the Borrower and the Included Subsidiaries.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Consolidated EBITDAR” means, for any Person for any period, the sum of Consolidated EBITDA of such Person for such period and Rental Expense of such Person for such period.  Unless the context otherwise requires, references to “Consolidated EBITDAR” are to Consolidated EBITDAR of the Borrower and the Included Subsidiaries.

“Consolidated Indebtedness” means, as of any date of determination, without duplication (a) the aggregate principal amount of Indebtedness of the Borrower and the Included Subsidiaries outstanding as of such date (including Indebtedness of Excluded Subsidiaries to the extent Guaranteed by the Borrower or any Included Subsidiary), plus (b) the Securitization Amount as of such date, minus (c) the aggregate amount of cash and Permitted Investments (other than any cash and Permitted Investments that are subject to a Lien) owned by the Borrower and the Included Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (except for the exclusion of Excluded Subsidiaries); provided that, for purposes of this definition, the term “Indebtedness” shall exclude obligations as an account party in respect of letters of credit to the extent that such letters of credit have not been drawn upon.

“Consolidated Interest Expense” means, for any Person for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by such Person during such period, determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with GAAP (except, in the case of the Borrower, for the exclusion of Excluded Subsidiaries); provided that interest expense of an Excluded Subsidiary shall be deemed to be interest expense of the Borrower to the extent such interest expense relates to Indebtedness to the extent Guaranteed by the Borrower or an Included Subsidiary.  Unless the context otherwise requires, references to “Consolidated Interest Expense” are to Consolidated Interest Expense of the Borrower and the Included Subsidiaries.

“Consolidated Net Income” means, for any Person for any period, net income or loss of such Person for such period determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP; provided that, in the case of the Borrower, there shall be excluded (a) the income of any Person (other than a Foreign Subsidiary) in which any other Person (other than the Borrower or any Domestic Subsidiary or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the Attributable Income (as defined below) of such Person, (b) the income of any Excluded Subsidiary, except to the extent of the amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid to the Borrower or any Included Subsidiaries by such Excluded Subsidiary during such period and (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date such Person’s assets are acquired by the Borrower or any of the Subsidiaries.  Unless the context otherwise requires, references to “Consolidated Net Income” are to Consolidated Net Income of the Borrower and the Included Subsidiaries.  For purposes hereof, “Attributable Income” means, for any period, (i) in the case of any Domestic Subsidiary

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

at least 90% of the Equity Interests in which are owned (directly or indirectly) by the Borrower, a portion of the net income of such Subsidiary for such period equal to the Borrower’s direct or indirect ownership percentage of the Equity Interests of such Subsidiary or (ii) in the case of any Domestic Subsidiary less than 90% of the Equity Interests in which are owned (directly or indirectly) by the Borrower, the  amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid by such Subsidiary to the Borrower or a wholly owned Domestic Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to the Borrower as of any date, the total amount of assets (less applicable valuation allowances) after deducting (a) all current liabilities (excluding (i) the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, (ii) the current portion of long-term Indebtedness and (iii) Loans outstanding hereunder) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries included in financial statements of the Borrower delivered to the Administrative Agent on or prior to such date of determination pursuant to clause (a) or (b) of Section 5.01 and determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental compliance, investigation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Equity Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (a) a Foreign Subsidiary of which securities or other ownership interests representing less than 80% of the outstanding capital stock or other equity interests, as the case may be, are, at the time any determination is being made, beneficially owned, whether directly or indirectly, by the Borrower or (b) a Non-Controlled Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDAR of the Borrower for such period minus Capital Expenditures for such period to (ii) the sum of Consolidated Interest Expense of the Borrower for such period plus Rental Expense of the Borrower for such period.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which the Borrower is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement substantially in the form of Exhibit B among the Borrower, the Guarantors and the Administrative Agent.

“Guarantors” means the Initial Guarantors and any other Subsidiaries that become parties to the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Included Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of outstanding Indebtedness of others (other than Guarantees of contingent lease payments related to sales of restaurants by the Borrower and the Subsidiaries or their predecessors in interest (howsoever effected)), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means (a) indebtedness in respect of the obligations of the Borrower under this Agreement or, if such indebtedness is rated by neither Moody’s nor S&P, then (b) senior unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement (regardless of whether there is any such indebtedness outstanding).

“Information Memorandum” means the Confidential Information Memorandum dated June 2008 relating to the Borrower and the Transactions.

“Initial Guarantors” means the Subsidiaries listed on Schedule A.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with the consent of each Lender participating in such Borrowing, nine or twelve months)thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in U.S. Dollars and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any such rights of a financial institution under repurchase agreements described in clause (d) of the

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

definition of “Permitted Investments” entered into with such financial institution) with respect to such securities.

“Lien Basket Amount” means, at any time, the sum of (a) the Securitization Amount at such time, plus (b) the aggregate principal amount of obligations (including contingent obligations, in the case of Guarantees or letters of credit) at such time secured by Liens permitted under clause (h) of Section 6.02, plus (c) the fair market value of all property sold or transferred after the Revolving Agreement Closing Date pursuant to Sale and Lease-Back Transactions permitted by clause (b) of Section 6.11.

“Loan” means any loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement and any promissory notes issued pursuant to Section 2.10(e).

“Loan Parties” means the Borrower and the Guarantors.

“Local Time” means New York City time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights and remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than (a) the Loans and (b) Indebtedness owing to the Borrower or a Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means July 11, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Controlled Subsidiary” means any direct or indirect subsidiary of the Borrower with respect to which the Borrower (a) has reasonably determined that it does not have sufficient operational control over such subsidiary to ensure that such subsidiary (i) complies with the warranties and covenants applicable to other Subsidiaries

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

hereunder or (ii) does not take or omit to take any actions that would constitute or lead to an Event of Default hereunder and (b) has notified the Administrative Agent in writing that such subsidiary is a “Non-Controlled Subsidiary” hereunder and such notice specifies, in reasonable detail, the reasons for such a determination as described in clause (a) above; provided that (A) no Guarantor or Principal Domestic Subsidiary shall be a Non-Controlled Subsidiary, (B) no subsidiary of which securities or other ownership interests representing more than 80% of the outstanding Equity Interests at the time any determination is being made, beneficially owned, whether directly or indirectly, by the Borrower shall be a Non-Controlled Subsidiary and (C) as of any date of determination, the Consolidated EBITDAR, calculated for the period of four consecutive fiscal quarters most recently ended of all Non-Controlled Subsidiaries (combined) shall not exceed 7.5% of the Borrower’s Consolidated EBITDAR for such period, in each case determined as though the Non-Controlled Subsidiaries were Included Subsidiaries for this purpose.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of the assets of a Person constituting a business unit or any Equity Interests of a Person; provided that (a) immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, at least 90% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Borrower or any of its wholly owned Subsidiaries and all actions required to be taken, if any, with respect to each Subsidiary resulting from such acquisition under Section 5.09 shall be taken, (d) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.09 and 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period and including, for purposes of Section 6.10, pro forma adjustments to Consolidated Interest Expense and Rental Expense for the relevant period as if such acquisition had occurred on the first day of such period), (e) the Borrower has delivered

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (c) and (d) above, together with all relevant financial information for the business or entity being acquired and (f) in the case of an acquisition of a publicly-owned entity, such acquisition shall not have been preceded by an unsolicited tender offer.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Section 7.01; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations on which the principal of and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P or P-1 by Moody’s;

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender, any Affiliate of any Lender, or any other commercial bank organized under the laws of the United States of America or any State thereof (or domestic office of any commercial bank that is organized under the laws of any country that is a member of the OECD) which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) fully collateralized repurchase agreements (i) with a term ending on the next Business Day for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United Sates of America) and entered into with a financial institution satisfying the criteria described in clause (c) above, or (ii) with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market funds (i) with a policy to invest substantially all their assets in one or more investments described in the foregoing items (a), (b), (c) and (d) or (ii) having the highest credit rating obtainable from S&P or from Moody’s;

(f) investments in (i) any debt securities rated AA- or above by S&P and Aa3 or above by Moody’s and maturing within one year from the date of acquisition thereof and (ii) mutual funds with assets of at least US$5,000,000,000 and that invest 100% of their assets in securities described in clause (a) above or subclause (i) of this clause (f); and

(g) in the case of any Foreign Subsidiary, investments by such Subsidiary that are denominated in U.S. Dollars, Euros or the currency of the jurisdiction where such Foreign Subsidiary’s principal business activities are conducted and are available in the principal financial markets of the jurisdiction and otherwise are comparable (as nearly as practicable) to the investments described above; provided that, for purposes of this clause (g), (i) the foregoing clause (a) shall be deemed to refer to obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of the jurisdiction in which such Foreign Subsidiary is located, in each case maturing within one year from the date of acquisition thereof, and (ii) commercial banks referred to in the foregoing clause (c) shall be deemed to include commercial banks located in the applicable jurisdiction that the applicable Foreign Subsidiary determines in good faith to be among the most creditworthy banks available for deposits in the location where such deposits are being made.

“Permitted Securitization Transaction” means any sale, assignment or other transfer (or series of related sales, assignments or other transfers) by the Borrower or any Subsidiary of receivables or royalty payments owing to the Borrower or such Subsidiary or any interest in any of the foregoing pursuant to a securitization transaction,

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or royalty payments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Domestic Subsidiary” means (a) any Subsidiary organized in the United States of America whose consolidated assets exceed 5% of the consolidated assets of the Borrower and its consolidated Subsidiaries or whose revenues exceed 5% of the consolidated revenues of the Borrower and its consolidated Subsidiaries, in each case as of the end of the most recent fiscal quarter or for the most recently ended four consecutive fiscal quarters, respectively, or (b) any Subsidiary that holds any material trademark (including any Kentucky Fried Chicken, KFC, Pizza Hut, A&W, Long John Silver’s or Taco Bell trademark) for use in the United States of America or any jurisdiction therein.

“Quotation Day” means, for any Interest Period, two Business Days prior to the first day of such Interest Period.

“Reference Banks” means, with respect to the LIBO Rate, the principal London offices of JPMorgan Chase Bank, N.A., or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Refranchising Transaction” means a transaction in which the Borrower or any of its Subsidiaries sells, transfers, leases or otherwise disposes of assets (excluding the sale, transfer or disposition of intellectual property, except for licenses of intellectual property to franchisees or prospective franchisees) comprising one or more restaurants to the franchisee or prospective franchisee thereof.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any facility, building or structure.

“Rental Expense” means, for any Person for any period, the minimum rental expense of such Person deducted in determining Consolidated Net Income of such Person for such period.  Unless the context otherwise requires, references to “Rental Expense” are to Rental Expense of the Borrower and the Included Subsidiaries.

“Required Lenders” means, at any time, Lenders having outstanding Loans (or prior to the making of Loans hereunder, Commitments) representing more than 50% of the sum of the aggregate principal amount of the outstanding Loans (or prior to the making of Loans hereunder, the aggregate Commitments) at such time.

“Revolving Agreement Closing Date” means the “Effective Date” under and as defined in the Amended and Restated Credit Agreement, dated November 29, 2007, among the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“S&P” means Standard & Poor’s.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.11.

“Screen Rate” means, for any Interest Period, the British Bankers Association Interest Settlement Rate for U.S. Dollars and such Interest Period as set forth on the “LIBOR01” screen of the Reuters Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent after consultation with the Borrower).

“Securitization Amount” means, at any date of determination thereof and in respect of any Permitted Securitization Transaction, (a) in the case of a Permitted Securitization Transaction structured as a borrowing of loans secured by receivables or royalty payments, the outstanding principal amount of Indebtedness incurred in respect of such Permitted Securitization Transaction that is secured by such receivables or royalty payments and (b) in the case of a Permitted Securitization Transaction structured as a sale or other transfer of receivables or royalty payments (other than a sale or transfer of such receivables or royalty payments to a Subsidiary), the aggregate amount of cash consideration received by the Borrower or any of its Subsidiaries from such sale or transfer, but only to the extent representing the outstanding equivalent of principal, capital or comparable interests in respect of such receivables or royalty payments that remain uncollected at such time and would not be distributed to the Borrower or a Subsidiary if such Permitted Securitization Transactions were to be terminated at such time.

“Securitization Subsidiary” means any Subsidiary that is formed by the Borrower or any of its Subsidiaries for the sole purpose of effecting or facilitating a Permitted Securitization Transaction and that (a) owns no assets other than receivables,

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

royalty payments and other assets that are related to such Permitted Securitization Transaction and (b) engages in no business and incurs no Indebtedness, in each case, other than those related to such Permitted Securitization Transaction.

“Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Subsidiary, other than in the ordinary course of business.

“Specified Time” means 11:00 a.m., London time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that except for purposes of Sections 3.04, 3.11, 5.01(a), 5.01(b) and 5.01(f), the term “Subsidiary” shall not include a Non-Controlled Subsidiary.

“System Unit” means any restaurant operated under the name Kentucky Fried Chicken, KFC, Pizza Hut, Taco Bell, A&W, Long John Silver’s or any other brand that is acquired and operated by the Borrower or a Subsidiary or franchised or licensed by the Borrower or a Subsidiary to any of its franchisees or licensees.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Dollars” or “US$” or “$” refers to lawful money of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Loans

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan denominated in U.S. Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Commitment.  Amounts repaid or prepaid in respect of any Loans may not be reborrowed; provided that, for the avoidance of doubt, the continuation or conversion of any Borrowing in accordance with Section 2.08 shall not be deemed to be a repayment or reborrowing of such Borrowing.

SECTION 2.02. Loans and Borrowings.  (a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not result in any increased costs under Section 2.15 or any obligation by the Borrower to make any payment under Section 2.17 in excess of the amounts, if any, that such Lender would be entitled to claim under Section 2.15 or 2.17, as applicable, without giving effect to such change in lending office.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten LIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Request for Borrowing.  (a)To request a Borrowing to be made on the Effective Date, the Borrower shall notify the Administrative Agent of such

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

request by telephone (a) in the case of a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Type of such Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest  Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower and, if so rejected, will be of no force or effect.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted.]

SECTION 2.05. [Intentionally Omitted.]

SECTION 2.06. [Intentionally Omitted.]

SECTION 2.07. Funding of Borrowings.  (a)Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing, the Administrative Agent

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans included in such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.  (a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election that will result in a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the effective date of such election and (ii) in the case of an election that will result in an ABR Borrowing, not later than 10:00 a.m., Local Time, on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing, and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.09. Termination of Commitments.  The Commitments shall terminate upon the making of the Loans on the Effective Date.

SECTION 2.10. Repayment of Loans; Evidence of Debt.  (a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to the Borrower hereunder, the Type thereof and, in the case of any LIBOR Borrowing, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.  (a)The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditioned upon the closing of another financing, in which case such notice of prepayment may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified prepayment date if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an aggregate principal amount that is not less that US$5,000,000 and shall be in an integral multiple of the Borrowing Multiple.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.  (a)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(b) All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.  (a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing, as the case may be, shall be ineffective.

SECTION 2.15. Increased Costs.  (a)If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan, (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s  intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars and of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.  (a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in U.S. Dollars prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto, without set-off or counterclaim.  Any amounts received after the time required to be received hereunder on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.  (a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or designate a different lending office for funding or booking its affected Loans hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if the Borrower is entitled to replace a Lender pursuant to Section 9.02(c), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SECTION 3.01. Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and  is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and any promissory notes issued pursuant to Section 2.10(e) have been duly executed and delivered by the Borrower and constitute, and the Guarantee Agreement when executed and delivered by any Loan Party that becomes party thereto will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than pursuant to this Agreement) to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except, with respect to clauses (b) and (c), any such violations, defaults and payments which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and except, with respect to clause (d), any such Liens set forth in Schedule 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholder’s equity and cash flows as of and for the fiscal year ended December 29, 2007, reported on by KPMG LLP, independent public accountants, and (ii) its condensed consolidated balance sheet as of March 22, 2008, its condensed consolidated statements of income for the quarters ended March 22, 2008 and March 24, 2007, and its condensed consolidated statements of cash flows for the quarters ended March 22, 2008 and March 24, 2007, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Effective Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, since December 29, 2007.

SECTION 3.05. Properties.  (a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries on a consolidated basis, except for minor defects in title and other matters that do not interfere with their ability to conduct their businesses on a consolidated basis as currently conducted or to utilize such properties for their intended purposes on a consolidated basis.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries on a consolidated basis, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.  (a)There are no actions, suits or proceedings (and, to the knowledge of the Borrower, there are no investigations) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that, other than actions, suits or proceedings commenced by the Administrative Agent or any Lender, involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures,

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were required to be fully paid, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject (to its knowledge, in the case of those to which only its Non-Controlled Subsidiaries are subject), and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; provided that for purposes of this sentence, any information disclosed in any publicly available filing made prior to the date of this Agreement by the Borrower with the Securities and Exchange Commission pursuant to the rules and regulations of the Securities and Exchange Commission shall be considered to have been disclosed to the Lenders.  Except as set forth in Schedule 3.11, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower by any of its authorized representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contained, at the time so furnished, any material misstatement of fact or omitted, at the time so furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and the nature and scope of the report, financial statement, certificate or other information being furnished, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Initial Guarantors.  As of the Effective Date, there are no Principal Domestic Subsidiaries other than the Initial Guarantors.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each of the Borrower and the Initial Guarantors either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of Mayer Brown LLP, counsel for the Loan Parties, and R. Scott Toop, Esq., Vice President and Associate General Counsel to the Borrower, substantially in the form of Exhibits C-1 and C-2, respectively, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, solely in his capacity as such and not individually, confirming compliance with the conditions set forth in paragraphs (h) and (i) of this Section.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) To the extent requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including information required under the Act.

(h) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the date of the Effective Date, except to the extent that any such representations and warranties expressly relate to an earlier date in which case any such representations and warranties shall be true and correct (or, in the case of any such representation or warranty not qualified as to materiality, true and correct in all material respects) at and as of such earlier date.

(i) At the time of and immediately after giving effect to the Borrowing to be made on the Effective Date, no Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Local Time, on July, 15, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (identifying in an explanatory paragraph any material accounting changes); provided that delivery of the Borrower’s form 10-K containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, including the financial statements described above reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), shall be deemed to satisfy the requirements of this clause (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery of the Borrower’s Form 10-Q, containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, together with the certificate of a Financial Officer as described above, shall be deemed to satisfy the requirements of this clause (b);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.09 and 6.10 (including any adjustments necessary to reflect the existence of any Excluded Subsidiaries) and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that any request by a Lender for any information pursuant to this clause (f) shall be made through the Administrative Agent.

Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been furnished to the Administrative Agent and each Lender on the date that the Borrower notifies the Administrative Agent that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Administrative Agent will promptly inform the Lenders of any such notification by the Borrower; provided further that, the Borrower will furnish paper copies of such financial statement, report, proxy statement or material to the Administrative Agent or any Lender that requests, by notice to the Borrower, that the Borrower do so, until the Borrower receives notice from the Administrative Agent or such Lender, as applicable, to cease delivering such paper copies.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Administrative Agent written notice of any of the following promptly after a Financial Officer or other executive officer of the Borrower becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding US$100,000,000; and

(d) any other development (except any change in general economic conditions) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SECTION 5.03. Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

SECTION 5.04. Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of their business on a consolidated basis in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or pursuant to self-insurance arrangements that are consistent with those used by other companies that are similarly situated), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours; provided that in the case of any Lender, unless an Event of Default has occurred and is continuing, the Borrower shall not be required to permit any such visits by such Lender or its representatives pursuant to this Section more than once during any calendar year (and the Lenders will exercise reasonable efforts to coordinate such visits through the Administrative Agent).

SECTION 5.07. Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SECTION 5.08. Use of Proceeds.  The proceeds of all Loans will be used only for general corporate purposes, including acquisitions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09. Principal Domestic Subsidiaries.  Promptly after any Subsidiary (including any Subsidiary formed or acquired after the date of execution and delivery of this Agreement) that is not a Guarantor becomes a Principal Domestic Subsidiary, the Borrower will cause such Subsidiary to enter into the Guarantee Agreement and become a Guarantor as provided in the Guarantee Agreement; provided that (a) the foregoing shall not apply to any Securitization Subsidiary and (b) this Section shall not apply after all the Guarantees under the Guarantee Agreement have been released and terminated pursuant to Section 11 thereof.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness.  The Borrower will not permit the aggregate principal amount of Indebtedness of its Domestic Subsidiaries (excluding (a) any Indebtedness of a Domestic Subsidiary owed to the Borrower or another Domestic Subsidiary, (b) any Indebtedness of a Guarantor, so long as its Guarantee under the Guarantee Agreement remains in effect, (c) any Indebtedness of a Securitization Subsidiary that is included in calculating the Securitization Amount, (d) any Guarantee by a Domestic Subsidiary of Indebtedness of a Foreign Subsidiary, if the assets of such Domestic Subsidiary consist solely of investments in Foreign Subsidiaries and a de minimis amount of other assets and (e) Indebtedness existing as of the Revolving Agreement Closing Date and set forth on Schedule 6.01, but including (except as provided in clause (d) above) any Guarantee by a Domestic Subsidiary (other than a Guarantor) of Indebtedness of any other Person, including the Borrower, a Guarantor or a Foreign Subsidiary) at any time to exceed US$200,000,000.

SECTION 6.02. Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Domestic Subsidiary existing on the Revolving Agreement Closing Date; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Revolving

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Agreement Closing Date and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided further that, any such Lien securing obligations in excess of US$2,000,000 shall not be permitted under this clause (b) unless such Lien is set forth in Schedule 6.02;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Revolving Agreement Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets (including equipment) acquired, constructed or improved after the Revolving Agreement Closing Date by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing Capital Lease Obligations arising out of Sale and Lease-Back Transactions; provided that (i) such Sale and Lease-Back Transaction is consummated within 90 days after the purchase by the Borrower or a Subsidiary of the property or assets which are the subject of such Sale and Lease-Back Transaction and (ii) such Liens do not at any time encumber any property or assets other than the property or assets that are the subject of such Sale and Lease-Back Transaction;

(f) any Lien on any property or asset of any Subsidiary securing obligations in favor of the Borrower or any other Subsidiary;

(g) any Lien on any property or asset of any Foreign Subsidiary securing obligations of any Foreign Subsidiary; and

(h) Permitted Securitization Transactions, Liens arising in connection with any Permitted Securitization Transaction and other Liens not otherwise permitted by the foregoing clauses of this Section; provided that the Lien Basket Amount shall not at any time exceed 15% of the Consolidated Net Tangible Assets of the Borrower.

SECTION 6.03. Fundamental Changes.  (a)The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and the Subsidiaries (taken as a whole), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and no Default shall result therefrom (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) this Section shall not be construed to restrict Permitted Securitization Transactions; provided that for purposes of this Section 6.03, one or more Refranchising Transactions shall not constitute the sale, transfer or disposition of all or substantially all of the assets of the Borrower and the Subsidiaries.

(b) A substantial majority of the business engaged in by the Borrower and its Subsidiaries will continue to be businesses of the type conducted by the Borrower and its Subsidiaries on the Revolving Agreement Closing Date and businesses reasonably related thereto; provided that the foregoing shall not be construed to restrict the conduct of businesses that are limited to serving the Borrower and its Subsidiaries and their respective franchisees and licensees, such as the creation of Subsidiaries to conduct insurance or inventory purchasing activities for the Borrower and its Subsidiaries and their respective franchisees and licensees.

SECTION 6.04. [Intentionally omitted.]

SECTION 6.05. Hedging Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement or commodity price protection agreement or other commodity price hedging arrangement, other than Hedging Agreements, commodity price protection agreements and other commodity price hedging arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.06. [Intentionally omitted.]

SECTION 6.07. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its then Affiliates, except (a) in the ordinary course of business for consideration and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (including pursuant to joint venture agreements entered into after the Effective Date with third parties that are not Affiliates), (b) transactions between or among the Borrower and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries, in each case not involving any other Affiliate, (c) the Borrower may declare and pay dividends with respect to its capital stock payable solely

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

in additional shares of its capital stock, (d) the Borrower and its Subsidiaries may make Equity Payments in respect of any of their respective Equity Interests, or pursuant to or in accordance with stock option plans or employee benefit plans for management or employees of the Borrower and its Subsidiaries and (e) the foregoing shall not prevent the Borrower or any Subsidiary from performing its obligations under agreements existing on the Revolving Agreement Closing Date between the Borrower or any of its Subsidiaries and any joint venture of the Borrower or any of its Subsidiaries in accordance with the terms of such agreements as in effect on the Revolving Agreement Closing Date or pursuant to amendments or modifications to any such agreements that are not adverse to the interests of the Lenders.

SECTION 6.08. Issuances of Equity Interests by Principal Domestic Subsidiaries.  The Borrower will not permit any Principal Domestic Subsidiary to issue any additional Equity Interest in such Principal Domestic Subsidiary other than (a) to the Borrower, (b) to another Subsidiary in which the Borrower owns, directly or indirectly, a percentage interest not less than the percentage interest owned in the Principal Domestic Subsidiary issuing such Equity Interest, (c) any such issuance that does not reduce the Borrower’s direct or indirect percentage ownership interest in such Principal Domestic Subsidiary and (d) issuances of Equity Interests after the Revolving Agreement Closing Date which are not otherwise permitted by the foregoing clauses of this Section, provided that the aggregate consideration received therefor (net of all consideration paid in connection with all repurchases or redemptions thereof) does not exceed US$100,000,000 during the period subsequent to the Revolving Agreement Closing Date.

SECTION 6.09. Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of any date to exceed 2.75 to 1.0.

SECTION 6.10. Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending after the Effective Date to be less than 1.40 to 1.00.

SECTION 6.11. Sale and Lease-Back Transactions.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”), except (a) any Sale and Lease-Back Transaction consummated within 90 days after the purchase by the Borrower or a Domestic Subsidiary of the property or assets (other than assets acquired pursuant to any Permitted Acquisition) which are the subject of such Sale and Lease-Back Transaction and (b) other Sale and Lease-Back Transactions consummated after the Revolving Agreement Closing Date; provided that any Sale and Lease-Back Transaction permitted by clause (b) above shall be subject to compliance with the limitation set forth in the proviso to clause (h) of Section 6.02.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan payable by it when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by it under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets by the Borrower or a Subsidiary or (ii) any amount that becomes due under a Hedging Agreement as a result of the termination thereof, other than a termination by the applicable counterparty attributable to an event or condition that constitutes or is in the nature of an event of default in respect of the Borrower or a Subsidiary;

(h) [Intentionally omitted];

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(i) subject to Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower  or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) subject to Section 7.02, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower  or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) subject to Section 7.02, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) subject to Section 7.02, one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 (excluding amounts believed in good faith by the Borrower to be covered by insurance from financially sound insurance companies) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur; or

(o) any Guarantee by any Guarantor under the Guarantee Agreement shall be determined by a court of competent jurisdiction, or shall be asserted by the Borrower or a Guarantor, to be unenforceable, or any Guarantor shall fail to observe or perform any material covenant, condition or agreement contained in the Guarantee Agreement; provided that the foregoing shall not apply with respect to the termination of any or all the Guarantees under the Guarantee Agreement pursuant to Section 11 thereof or Section 9.02(b) hereof;

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce its rights under the Guarantee Agreement on behalf of the Lenders; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries.  Solely for purposes of determining whether a Default has occurred under clause (i), (j), (k) or (l) of Section 7.01, any reference in any such clause to any “Subsidiary” shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that (a) is not a Principal Domestic Subsidiary, (b) does not have consolidated assets accounting for more than 3% of the consolidated assets of the Borrower and its Subsidiaries, (c) did not, for the most recent period of four consecutive fiscal quarters, have consolidated revenues accounting for more than 3% of the consolidated revenues of the Borrower and its Subsidiaries and (d) did not, for the most recent period of four consecutive fiscal quarters, have Consolidated EBITDAR in an amount exceeding 3% of the Borrower’s Consolidated EBITDAR for such period; provided that if it is necessary to exclude more than one Subsidiary from clause (i), (j), (k) and (l) of Section 7.01 pursuant to this Section in order to avoid a Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the conditions specified in clauses (b), (c) and (d) above are satisfied.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The bank serving as the Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent, as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, and shall not be required so long as any Event of Default set forth in clause (i) or (j) of Section 7.01 has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each party hereto agrees and acknowledges that the Arranger does not have any duties or responsibilities in its capacity as Arranger hereunder and shall not have, or become subject to, any liability hereunder in such capacity.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.  (a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Yum! Brands, Inc., 1900 Colonel Sanders Lane, Louisville, KY 40213-1963, Attention of Tim Jerzyk, Senior Vice President and Treasurer (Telecopy No. (502) 874-2410);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002-6924, Attention of Cherry Arnaez (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York, NY 10017, Attention of Barry K. Bergman  (Telecopy No. (212) 270-3279); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Borrower; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent, the Borrower and the applicable Lenders.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.  (a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) If, in connection with any proposed waiver, amendment or modification of this Agreement or any other Loan Document or any provision hereof or thereof, the consent of one or more of the Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender with one or more assignees pursuant to Section 2.19(b); provided that at the time of such replacement, each such assignee consents to the proposed waiver, amendment or modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.  (a)The Borrower  shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Arranger, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by either the Administrative Agent or any Lender, including the fees,

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (it being understood that, for purposes of this clause, each of the Arranger, the Administrative Agent or a Lender, on the one hand, and their respective officers, directors, employees, agents and controlling persons, on the other hand, shall be considered to be a single party seeking indemnification) or (B) with respect to any amounts paid pursuant to any settlement made by such Indemnitee without the consent of the Borrower, which consent shall not be unreasonably withheld.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  Any payment by a Lender hereunder shall not relieve the Borrower of its liability in respect thereof.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.  (a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), and to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) with respect to a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is (i) a Lender immediately prior to giving effect to such assignment, (ii) an Affiliate of any such Lender or (iii) an Approved Fund with respect to such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or outstanding principal amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment by a Lender to a CLO (as defined below) administered or managed by such Lender or by an Affiliate of such Lender, the assigning Lender may retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means, with respect to any Lender, (a) a CLO administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment or Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and shall give prompt written notice to the Borrower of each Assignment and Assumption so accepted and recorded.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 9.04, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(iii) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Guarantee Agreement and any separate letter agreements with respect to fees payable to the Administrative

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement, but only to the extent such obligations are then due and payable.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process (subject to the last sentence of this paragraph), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  If any Lender receives any subpoena or similar legal process referred to in clause (c) above, such Lender will endeavor, to the extent practicable, to notify the Borrower and afford the Borrower an opportunity to challenge the same before disclosing any confidential Information pursuant thereto.

SECTION 9.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YUM! BRANDS, INC.,
by
Name: R. Scott Toop
Title: Vice President and Associate General Counsel

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]                                       [Signature Page to the Credit Agreement]

2

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, by
Name:
Title:

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]                                       [Signature Page to the Credit Agreement]

3

LENDERS UNDER THE CREDIT AGREEMENT

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF _____________ ___, 2008, AMONG YUM! BRANDS, INC., THE LENDERS PARTY THERETO, AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT.

Name of Institution:
by
Name:
Title:

by
Name:
Title:

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]                                       [Signature Page to the Credit Agreement]

1

SCHEDULE A

TO CREDIT AGREEMENT

INITIAL GUARANTORS

Subsidiary (Jurisdiction of Incorporation)

A&W Restaurants, Inc. (Michigan)
Kentucky Fried Chicken International Holdings, Inc. (Delaware)
KFC Corporation (Delaware)
KFC Holding Co. (Delaware)
KFC U.S. Properties, Inc. (Delaware)
LJS Restaurants, Inc. (Delaware)
Long John Silver’s, Inc. (Delaware)
Pizza Hut, Inc. (California)
Pizza Hut International, LLC (Delaware)
Pizza Hut of America, Inc. (Delaware)
Taco Bell Corp. (California)
Taco Bell of America, Inc. (Delaware)
YGR America, Inc. (Delaware)
Yorkshire Global Restaurants, Inc. (Maryland)
Yum! Restaurants International Holdings, Ltd. (Delaware)
Yum Restaurant Services Group, Inc. (Delaware)

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULE 2.01
To Credit Agreement

COMMITMENTS

Lenders	Commitments
JPMorgan Chase Bank, N.A.	US$40,000,000
Bank of America, N.A.	US$40,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	US$30,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch	US$30,000,000
Fifth Third Bank	US$30,000,000
HSBC Bank USA, N.A.	US$30,000,000
The Royal Bank of Scotland PLC	US$30,000,000
U.S. Bank, National Association	US$30,000,000
Branch Banking & Trust Company	US$20,000,000
SunTrust Banks, Inc.	US$20,000,000
U.S. AgBank, FCB	US$20,000,000
Wells Fargo Bank, N.A.	US$20,000,000
The Bank of Nova Scotia	US$15,000,000
National City Bank, N.A.	US$10,000,000
The Northern Trust Company	US$10,000,000
Total	US$375,000,000

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULE 3.06
To Credit Agreement

DISCLOSED MATTERS

1.             The matters described in Borrower’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 under the captions “Item 3 – Legal Proceedings” and in “Note 22 – Guarantees, Commitments and Contingencies” in the Notes to Consolidated Financial Statements under “Item 8 – Financial Statements and Supplementary Data.”

2.             The matters described in Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended March 22, 2008 under the captions “Part II – Item 1 –Legal Proceedings” and “Note 13 – Guarantees, Commitments and Contingencies” in the Notes to Condensed Consolidated Financial Statements under “Part I – Item 1 – Financial Statements.”

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULE 3.11
To Credit Agreement

DISCLOSURE

None.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULE 6.01
To Credit Agreement

EXISTING INDEBTEDNESS

1.           Indebtedness of Domestic Subsidiaries (relates to Capital Lease Obligations) as of November 3, 2007 : US$98,175,000.

2.	Aircraft lease obligation of KFC U.S. Properties, Inc. (lessee) to Caremark Aviation, LLC (sublessor)*.

*As of the Revolving Agreement Closing Date, the nature of the lease and accounting treatment for this obligation (i.e., whether it is an operating lease or a Capital Lease Obligation) was still being determined.  Since the Revolving Agreement Closing Date, this obligation has been determined to be a Capital Lease Obligation and was in the amount of approximately US$51,000,000 as of the Revolving Agreement Closing Date.

me

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]

SCHEDULE 6.02
To Credit Agreement

EXISTING LIENS

1.      Liens created and existing pursuant to the sale-leaseback agreements, Master Lease Agreements and related agreements entered into by certainsubsidiaries of the Borrower and evidencing the following sale-leasebacktransactions:

Original Transaction Date	Lessor	Lessee
April 30, 2003	GE Capital Franchise Finance Corporation, successor in interest to FFCA Acquisition Corporation	KFC U.S. Properties, Inc.
April 30, 2003 Amended August 15, 2003	LoJon Property II LLC	KFC U.S. Properties, Inc.

[[NYCORP:3072687v11:4452W:07/11/08--04:02 p]]